Galena Biopharma Reports Third Quarter 2013 Results

Portland, Oregon, November 6, 2013— Galena Biopharma (NASDAQ: GALE), a biopharmaceutical company commercializing and developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today reported its financial results for the three and nine months ended September 30, 2013 and provided a business update.

“Our commercial success to date with Abstral® has been very encouraging and we are excited to report initial revenues ahead of schedule. With our sales force and commercial organization fully deployed, we continue to make significant strides with physicians, payors and patients — and expect continuing strength with the launch,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer. “We are also making steady progress in advancing our NeuVaxTM and FBP cancer immunotherapy pipeline.”

Third Quarter 2013 Financial Highlights

Net revenue was $1.2 million for the three months ended September 30, 2013, the first quarter of Abstral® (fentanyl) sublingual tablet sales, ahead of our official launch and commencement of promotional efforts in the fourth quarter. Cost of revenue and gross profit for the three months ended September 30, 2013 were $0.3 and $0.9 million, respectively.

Operating loss for the three months ended September 30, 2013 was $6.9 million, including $0.5 million in stock-based compensation charges, compared with an operating loss of $5.5 million for the three months ended September 30, 2012, which includes $0.4 million in stock-based compensation charges. For the nine months ended September 30, 2013, operating loss from continuing operations was $21.5 million compared with $15.6 million for the nine months ended September 30, 2012.

Galena Biopharma also incurred income or expense due to non-cash charges related to changes in the fair value estimates of the Company’s warrant liabilities and contingent purchase price liability, as well as the realized gain from the sale of marketable securities, which is included in other income and expense. The non-cash expenses related to the changes in values of our warrant and contingent purchase price liabilities for the three months ended September 30, 2013 were $1.8 million versus $0.7 million for the three months ended September 30, 2012. These expenses for the nine months ended September 30, 2013 were $7.7 million versus $13.9 million for the nine months ended September 30, 2012. Other income from the realized gain on the sale of marketable securities was $0.8 million and $1.4 million for the three and nine months ended September 30, 2013, respectively.

Net loss for the three months ended September 30, 2013 was $9.3 million, or $0.11 per basic and diluted share, versus a net loss of $6.3 million, or $0.09 per basic and diluted share, for the three months ended September 30, 2012. Net loss for the nine months ended September 30, 2013 was $28.2 million, or $0.34 per basic and diluted share, versus a net loss (including both continued operations and discontinued operations) of $31.2 million, or $0.52 per basic and diluted share, for the nine months ended September 30, 2012.

As of September 30, 2013, Galena had cash, cash equivalents, marketable securities and net accounts receivable of $55.8 million, compared with $35.6 million as of December 31, 2012. Our marketable securities consisted of approximately 0.8 million shares of common stock in RXi Pharmaceuticals (OTCQX: RXII) with a market value of approximately $2.8 million as of September 30, 2013 and 33.5 million (1.1 million post reverse-stock split) shares of common stock of RXi with a market value of approximately $2.7 million as of December 31, 2012.

On May 8, 2013 Galena completed a debt financing of $15 million to fund the purchase and launch of Abstral, of which $10 million was drawn immediately and $5 million remains available.

Third Quarter and Recent Highlights

•
Launched First Commercial Product: Abstral® (fentanyl) Sublingual Tablets for the Treatment of Breakthrough Cancer Pain. Galena acquired Abstral in March 2013 and formally launched the product in the U.S. in October. Abstral is a sublingual (under the tongue) fentanyl tablet indicated for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. Abstral can be prescribed by Risk Evaluation and Mitigation Strategy (REMS) certified healthcare professionals and is available to patients at all retail pharmacies nationwide.

•
Initiated RELIEF Patient Registry for Abstral and Debuted Marketing Campaign at PAINWeek. RELIEF: Rapid Evaluation of Lifestyle, Independence, and Elimination of breakthrough cancer pain with Freedom from oral discomfort through the use of Abstral® (fentanyl) Sublingual Tablets. RELIEF is a post-marketing, multicenter trial to assess Abstral for breakthrough cancer pain (BTcP) in opioid-tolerant cancer patients.  RELIEF is an observational registry study to be completed by enrolled patients over a thirty-day period while using Abstral for treatment of their BTcP. Approximately 2,500 patients are expected to enroll in the program.

•
Strengthened leadership team with appointment of Dr. Brian Hamilton, M.D., Ph.D. to serve as Galena's Executive Vice President and Chief Medical Officer. Dr. Hamilton has extensive academic and pharmaceutical experience in immunology, hematopoietic stem cell transplantation, and oncology. Having worked in both large pharmaceutical companies such as AstraZeneca and Wyeth, as well as biotech companies such as BioVex, Soligenix, and Onyx, he has experience with drug development across multiple therapeutic indications and platforms, including small molecules, biologics, oncolytic viruses, and vaccines. He has been a partner and Vice President of Biopharm Solutions, a private consulting firm in the life sciences industry, since 2001. Dr. Hamilton received his M.D. and Ph.D. from the University of Washington School of Medicine with extensive specialty training to include Pediatrics at the Children's Medical Center in Dallas, Texas, Immunology at the Children's Hospital Medical Center and Sidney Farber Cancer Center and Allergy at the University of California-San Francisco. He has held academic appointments at the University of Washington and the University of Miami. Dr. Hamilton will replace Rosemary Mazanet M.D., Ph.D., whose employment with Galena will conclude November 7, 2013.

•
Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) trial under an SPA continues to enroll at approximately 130 sites globally. Galena has partnered with Leica Biosystems to develop a reliable and reproducible HER2 companion diagnostic test to assure a uniform determination of patients’ HER2 status. The diagnostic will enable HER2 0, 1+, 2+ and 3+ differentiation to ensure Galena is enrolling the appropriate patients with low to intermediate HER2 expression into the PRESENT trial, and ultimately for treatment with the NeuVax vaccine. Leica's Bond Oracle™ HER2 IHC System is a state-of-the-art diagnostic testing system that provides added assurance the patients enrolled in the trial have the appropriate HER2 expression level.

•	Phase 2b NeuVax plus Herceptin® (trastuzumab; Genentech/Roche) 300 patient randomized combination trial is enrolling at 9 sites in the US.

•
Results from the Phase 1 portion of the Folate Binding Protein (FBP) trial will be presented at the Society for Immunotherapy of Cancer (SITC) conference taking place this weekend, November 7-10, 2013.

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Expanded NeuVax™ Intellectual Property With European Allowance. This Pharmaceutical Use Patent for NeuVax™ (nelipepimut-S) covers the use of NeuVax as a vaccine for the prevention of relapse in breast cancer patients with an immunochemistry (IHC) rating of 1+ or 2+ for HER2/neu protein expression and a fluorescence in situ hybridization (FISH) rating of less than 2.0 for HER2/neu gene expression. The intention to grant the patent was received in August 2013, with the official Decision to Grant received in October 2013. The patent affords protection in all of the European countries and will expire in April 2028.

•
NeuVax Oral presentation at the American College of Surgeons Clinical Congress. NeuVax shown to induce a full immune response in treated patients and create an immune memory to target residual cancer cells. Additionally, the Phase 3 PRESENT HER2 1+/2+ patients confirmed as optimal treatment population.

•	Completed $40 Million financing to significantly strengthen our balance sheet.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the U.S. Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The PRESENT trial is ongoing and additional information on the study can be found at www.neuvax.com. A randomized, multicenter investigator sponsored, 300 patient Phase 2b clinical trial is also enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

According to the National Cancer Institute, over 230,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, only about 25% are HER2 positive (IHC 3+). NeuVax targets the approximately 50%-60% of these women who are HER2 low to intermediate (IHC 1+/2+ or FISH < 2.0) and achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.

About Folate Binding Protein (FBP)

Folate Binding Protein (FBP) is highly over-expressed in breast, ovarian and endometrial cancers and is a well-validated therapeutic target. FBP is the source of immunogenic peptides like E39 that can stimulate cytotoxic T lymphocytes (CTL) to recognize and destroy preclinical FBP-expressing cancer cells. The FBP vaccine consists of the FBP peptide(s) combined with the immune adjuvant, granulocyte macrophage-colony stimulating factor (GM-CSF). Galena's FBP vaccine, E39, is currently in Phase 1/2 trial in two gynecological cancers; ovarian and endometrial adenocarinomas.

About Abstral® (fentanyl) Sublingual Tablets

Abstral® (fentanyl) Sublingual Tablets are an important treatment option for inadequately controlled breakthrough cancer pain which impacts 40%-80% of cancer patients. Abstral is approved by the U.S. Food and Drug Administration, and is a sublingual (under the tongue) fentanyl tablet indicated only for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. The innovative Abstral formulation delivers the analgesic power and increased bioavailability of micronized fentanyl in a more convenient sublingual tablet which rapidly dissolves under the tongue in seconds, provides rapid relief of breakthrough pain in minutes, and matches the duration of the entire pain episode. See full prescribing information at www.abstral.com.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress of the commercialization of Abstral and development of Galena’s product candidates, including patient enrollment in our clinical trials, as well as statements about our expectations, plans and prospects. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Galena Biopharma, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Net revenue	$1,170	$—	$1,170	$—
Cost of revenue	301	—	301	—
Gross profit	869	—	869	—
Operating expenses:
Research and development expense	3,633	4,169	13,990	10,553
General and administrative expense	4,129	1,359	8,369	5,068
Operating loss	6,893	5,528	21,490	15,621
Other income (expense), net	(1,235)	(733)	(6,749)	(13,953)
Income (loss) from continuing operations before income taxes	(8,128)	(6,261)	(28,239)	(29,574)
Income tax expense (benefit)	1,159	—	(62)	—
Net loss from continuing operations	(9,287)	(6,261)	(28,177)	(29,574)
Discontinued operations	—	—	—	(1,644)
Net loss	$(9,287)	$(6,261)	$(28,177)	$(31,218)
Net loss per common share:
Basic and diluted per share, continuing operations	$(0.11)	$(0.09)	$(0.33)	$(0.49)
Basic and diluted loss per share, discontinued operations	$—	$—	$—	$(0.03)
Basic and diluted net loss per share	$(0.11)	$(0.09)	$(0.33)	$(0.52)
Weighted-average common shares outstanding: basic and diluted	87,319,450	67,265,470	84,678,612	60,150,658

Galena Biopharma, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2013
	(Unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$51,396	$32,807
Restricted cash	100	101
Marketable securities	2,837	2,678
Accounts receivable	1,543	—
Inventory	425	—
Prepaid expenses and other current assets	485	535
Total current assets	56,786	36,121
Equipment and furnishings, net	545	29
In-process research and development	12,864	12,864
Abstral rights, net	15,032	—
Goodwill	5,898	5,898
Deposits	129	74
Total assets	$91,254	$54,986
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,890	$1,976
Accrued expense and other current liabilities	8,889	2,038
Current maturities of capital lease obligations	6	6
Fair value of warrants potentially settleable in cash	24,267	10,964
Current portion of contingent purchase price consideration	247	935
Current portion of long-term debt	1,215	—
Total current liabilities	36,514	15,919
Capital lease obligations, net of current maturities	30	51
Deferred tax liability, non-current	5,053	5,053
Contingent purchase price consideration, net of current portion	6,454	6,207
Long-term debt, net of current portion	8,583	—
Total liabilities	56,634	27,230
Stockholders’ equity	34,620	27,756
Total liabilities and stockholders’ equity	$91,254	$54,986

Contact:

Remy Bernarda
Senior Director, Communications
+1 (503) 405-8258
rbernarda@galenabiopharma.com